Exhibit 10.10

Form of Facet Offer Letter for CEO

[Date]

Mr. Faheem Hasnain

[Address]

[City, State Zip]

Dear Faheem:

On behalf of Facet Biotech Corporation (“Facet” or “we”), I am pleased to extend to you an employment offer for the position of President and Chief Executive Officer, reporting to our Board of Directors (the “Board”).  Also, you will be appointed to the Board effective as of the date you become President and Chief Executive Officer.  Your employment with Facet will begin on [                    ] (the “Employment Date”).

You agree that you will devote your full business time and efforts to Facet.  You agree that you will not engage in any other business or serve in any position with or as a consultant or adviser to any other corporation or entity (including as a member of such corporation’s or entity’s board of directors or other governing or advising body), without the prior written consent of the Board.  Notwithstanding the foregoing, but only for so long as such activities in the aggregate do not materially interfere with your duties hereunder or create a business or fiduciary conflict, you will not be prohibited from (i) participating in charitable, civic, educational, professional, community or industry affairs (including membership on boards of directors), (ii) managing your passive personal investments, and (iii) continuing your service in the positions that you held as of the date of this offer letter, which positions you have disclosed to the Board, provided that any such service obligation is not materially increased beyond what you have disclosed to us.

Your monthly base salary for this position (as in effect from time to time, “Base Salary”) will be $45,833.33 ($550,000/annually), less applicable taxes and withholdings, and will be payable in accordance Facet’s payroll procedures.  Your Base Salary shall be reviewed each year but will not be subject to decrease unless such decrease is part of an overall reduction effected for executive officers of Facet.  Your annual target bonus will be set at 75% of your annual Base Salary.  Your bonus with respect to 2008 service will be prorated based on your start date with PDL BioPharma, Inc. (“PDL”) and based on your contribution to PDL’s and Facet’s achievement of 2008 goals and objectives during 2008 and your individual performance during this period as determined by the by the Board or the Compensation Committee of the Board.  Your annual bonus payout and the applicable performance goals for subsequent years will be determined annually by the Board or the Compensation Committee.

In lieu of your participation in the Facet relocation policy applicable to your position with Facet (except as provided in the next sentence), beginning on the commencement of your employment with Facet and ending on the earlier of the date of your termination of employment with Facet or the second anniversary of the date of your commencement of employment with PDL, Facet will pay to you a monthly housing allowance of $6,000.00 (except to the extent of any such housing allowance pre-paid by PDL).  In addition, Facet will reimburse you for reasonable moving expenses from you current residence in San Diego, California to the San Francisco Bay area in accordance with Facet’s relocation policy applicable to your position with Facet, reduced by the sum of any such moving expenses reimbursed to you by PDL.  Any reimbursement of expenses or in-kind benefit you are entitled to receive pursuant to this paragraph shall be subject to the following: (i) such reimbursements shall be paid no later than the last day of your taxable year following the taxable year in which the expense was incurred, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

We also offer to our employees other incentive programs and a benefits package, including a comprehensive medical policy and dental plan, as well as life insurance coverage, in which you will be eligible to participate in accordance with company guidelines.

The Compensation Committee of the Board will grant to you (i) an option (the “Facet Option”) to purchase 300,000 shares of common stock of Facet, reduced pro rata to the extent that you exercise any portion of the option to purchase shares of common stock of PDL granted to you upon the commencement of your employment with PDL, with an exercise price per share equal to the fair market value of a share of our common stock on the grant date, and (ii) a restricted stock award (the “Facet Stock Award”) for 100,000 shares of common stock of Facet, reduced pro rata to the extent that you vest in any of the restricted shares of common stock of PDL granted to you upon the commencement of your employment with PDL.  The Facet Option and Facet Stock Award will be granted under Facet’s 2008 Equity Incentive Plan (the “Equity Plan”) and will be subject to your execution of a Notice of Grant of Stock Option and Notice of Grant of Restricted Stock Award in the forms attached hereto, respectively, and the terms and conditions of the Equity Plan and applicable award agreement and Facet’s Retention and Severance Plan (the “Facet Severance Plan”), subject to your entry into an agreement to participate in the Facet Severance Plan.  Subject to your continued employment with Facet, the Facet Option will vest with respect to one-fourth of the shares one year after the date you started your employment with PDL (the “PDL Start Date”) and the remainder will vest in

36 equal monthly increments commencing with the month following the first anniversary of the PDL Start Date.  Subject to your continued employment with Facet, the Facet Stock Award will vest with respect to one-fourth of the shares annually, with the first such installment vesting on the date one year after the PDL Start Date.  We expect that the Facet Option and the Facet Stock Award will be granted approximately 20 trading days after the spin-off of Facet from PDL.  Beginning with the second year following the commencement of your employment with PDL, you shall be eligible for annual equity awards in an amount commensurate with your title and position at Facet, as determined by the Compensation Committee of the Board in its discretion, taking into account your, PDL’s and Facet’s performance over the preceding year.

Your employment with Facet as President and Chief Executive Officer will not be for a set term, and you will be an at-will employee.  As a Facet employee, you will be free to resign at any time, just as we will be free to terminate your employment at any time, with or without cause.  There will be no express or implied agreements to the contrary.  Facet will designate you a “Participant” in the Facet Severance Plan, subject to your entry into an agreement to participate in such plan.  The Facet Severance Plan will include, with respect to your participation in such plan, a “gross-up” payment provision substantially similar to that set forth in Section 6.1 of the PDL BioPharma, Inc. Retention and Severance Plan for Chief Executive Officer attached as Exhibit B to the offer letter employment agreement between you and PDL, dated September 17, 2008.  In the event that your employment with Facet terminates, you will be entitled to receive the applicable benefits provided under the Facet Severance Plan, subject to its terms and conditions.

Facet intends that income provided to you pursuant to this letter agreement will not be subject to taxation under Section 409A of the Internal Revenue Code of 1986, as amended.  The provisions of this letter agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A.

For purposes of federal immigration law, you will be required to provide Facet documentary evidence of your identity and eligibility for employment in the United States.

[Remainder of Page Intentionally Blank]

To indicate your acceptance of our offer, please sign and date this letter in the space provided below and return it, along with a signed copy of the enclosed Proprietary Information and Invention Assignment Agreement, to                    in the enclosed envelope.  This letter, along with the Proprietary Information and Invention Assignment Agreement, supersedes any prior representations or agreements, whether written or oral, with respect to our offer of employment to you.  This letter may not be modified or amended except by a written agreement, signed by Facet and you.

Sincerely,

Facet Biotech Corporation	Accepted by:

Faheem Hasnain
Chairperson of the Board

Date